Exhibit 99.1

FOR IMMEDIATE RELEASE

COMARCO ENTERS INTO AGREEMENT TO SELL INTEREST IN SWISSQUAL AG

IRVINE, Calif., Jan. 23, 2006 – Comarco, Inc. (NASDAQ: CMRO) today announced that it has agreed to sell its minority interest in SwissQual AG (“SwissQual”) to a wholly-owned subsidiary of Spirent plc (LSE: SPT; NYSE: SPM), a leading communications technology company based in the United Kingdom.

Highlights

•	A wholly-owned subsidiary of Spirent plc (“Spirent”) has agreed to acquire 100 percent of the outstanding shares of SwissQual for consideration totaling up to approximately $70.5 million. This transaction is expected to close within the next three business days. Consummation of this transaction is subject to a number of closing conditions, including no material change in the assets or liabilities of SwissQual since January 1, 2006 and the satisfaction or waiver of other customary closing conditions. There can be no assurance that the closing conditions will be satisfied or that this transaction will be consummated.

•	Approximately $39.8 million in cash is expected to be paid at the close of the transaction with an additional $9.0 million put into escrow to secure certain indemnification obligations. The escrow is expected to be released within 24 months. In addition, up to $21.8 million in contingent consideration may be paid within 24 months upon satisfaction of certain performance and other requirements. The purchase agreement contains customary representations and warranties for transactions of this type. The Shareholders of SwissQual, including Comarco, have agreed to indemnify Spirent for breaches of representations, warranties, and covenants.

•	Upon closing, Comarco expects to receive approximately $6.7 million of the closing consideration, net of transaction costs, for its 18 percent ownership interest in SwissQual and may receive up to an additional $5.5 million, or18 percent of any escrow distribution and contingent consideration, within 24 months. Additionally, subject to the transaction closing, SwissQual declared a one-time dividend of which Comarco’s share is approximately $0.5 million.

•	Comarco purchased its 18 percent investment in SwissQual during July 2001 for approximately $1.1 million in cash.

•	SwissQual is expected to continue as exclusive reseller of Comarco’s Seven.Five product platform for the European marketplace for a 12-month period.

•	Comarco intends to use the proceeds from the sale of the SwissQual investment to support investment required to maintain and further Comarco’s worldwide leadership position in wireless quality of service test systems. Additionally, the Company is evaluating potential additional uses of cash proceeds that may be in excess of the Company’s foreseeable working capital requirements.

“Through our collaboration with SwissQual, Comarco’s Seven.Five product platform has dominated the European quality of service market for wireless test systems and now has a significant installed base throughout Europe, said Tom Franza, Comarco President and CEO. “This installed base, comprised of the major wireless carriers throughout Europe, has made a significant investment in our Seven.Five platforms. Our long-term goal is to expand the relationship with these customers as well as add new ones.”

Forward-Looking Information

This news release includes “forward-looking statements” that are subject to risks, uncertainties, and other factors that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements. Forward-looking statements in this release are generally identified by words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “would,” and similar expressions that are intended to identify forward-looking statements. A number of important factors could cause our results to differ materially from those indicated by these forward-looking statements, including, among others, failure to receive the contingent consideration from the sale of our investment in SwissQual, as well as amounts held in escrow; the disruption in our relationships with SwissQual or in SwissQual’s operations; failure to expand our sales and support capabilities in regions historically serviced by SwissQual; activities by us and others regarding protection of intellectual property; and competitors’ release of competitive products in our home markets and other actions. Further information on potential factors that could affect our financial results are included in risks detailed from time to time in our Securities and Exchange Commission filings, including without limitation our annual report of Form 10-K for the year ended January 31, 2005.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither any other person nor we assume responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

About Comarco

Based in Irvine, Calif., Comarco is a leading provider of wireless test solutions for field test applications, wireless emergency call box systems, and ChargeSource universal mobile power products for laptop computers, cellular telephones, and other handheld devices. The Company’s Web sites can be found at www.comarco.com and www.chargesource.com.

Company Contacts:		Investor Contact:
Tom Franza	Dan Lutz	Douglas Sherk/Jennifer Beugelmans
President and CEO	Vice President and CFO	CEO/Senior Vice President
Comarco, Inc.	Comarco, Inc.	EVC Group, Inc.
(949) 599-7440	(949) 599-7556	(415) 896-6820
tfranza@comarco.com	dlutz@comarco.com	dsherk@evcgroup.com